Exhibit 99.1

Letter of Intent

This Letter of Intent (the “LOI”), dated as of 7th September 2017, is entered into by and between Cleantech Solutions International, Inc. (“Cleantech”), a company organised and existing under the laws of the state of Nevada, and ECoin Development Limited (“ECoin Development”), a company incorporated in the British Virgin Islands. Cleantech and ECoin Development are hereinafter referred to as the “Parties” to this LOI.

WHEREAS,

A.	ECoin Development will:

(i)	develop crypto-currency technology and use such technology to produce ecoin (“ECoin”) to facilitate online sharing economy activities;
(ii)	provide system interfaces to facilitate pre-credit facilities to offline sharing economy activities;
(iii)	allow ECoin Development users to transact rental fees with each other through the transfer of ECoin (user defined number of ECoin units, independent from any currency exchange rate); and
(iv)	implement blockchain solutions to support rental transactions, sharing rental businesses, and financial sharing (the “Business”); and

B.	The Parties intend to enter into exclusive discussion related to the Business.

NOW THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the Parties mutually agree as follows:

I.	Exclusive Discussion

l.       The Parties hereby agree to engage in exclusive discussion (the “Discussion”) regarding (a) a potential acquisition by Cleantech of not less than 51% issued share capital of ECoin Development and/or any of its subsidiaries or otherwise all or part of the Business at a consideration to be determined based on valuation by an independent professional valuer, and/or (b) further business cooperation arrangements between Cleantech and ECoin Development (the “Potential Transaction”) during the period commencing on the date hereof and ending on the date that is six (6) months after the date hereof (the “Exclusive Period”). ECoin Development agrees that, without the prior written consent of Cleantech, during the Exclusive Period, neither ECoin Development nor its agents, representatives or advisors will contact, discuss or negotiate with any third party (other than those with Cleantech’s authorization) with respect to (i) any transaction relating to the sale, acquisition, exchange, pledge, or transfer of any securities of ECoin Development and/or its subsidiaries; (ii) any transaction relating to the sale of all or part of the Business; (iii) any business cooperation; or (iv) any other matters that may adversely affect the Potential Transaction or the Discussion.

2.       During the Exclusive Period, ECoin Development shall not, and shall cause its agents, representatives and advisors not to, take any action to initiate, contact, induce, solicit, encourage, participate or assist any person or entity other than Cleantech and its respective affiliates in any offer, inquires, discussions, proposals or negotiations in connection with any transaction, contract, agreement, arrangement or commitments referred to above, and ECoin Development shall promptly inform Cleantech of any inquiry from any third party in connection therewith.

IN WITNESS WHEREOF, the undersigned have executed this Letter of Intent as of the date first set forth above.

Cleantech Solutions International, Inc.

By:	/s/ Lau Ping Kee
Name:	Lau Ping Kee
Title:	Director

ECoin Development Limited

By:	/s/ Yeung Shuk Mei
Name:	Yeung Shuk Mei
Title:	Director